Exhibit 10.1

UNITED STATES BANKRUPTCY COURT
MIDDLE DISTRICT OF FLORIDA
TAMPA DIVISION

In re:	Chapter 11

BIOVEST INTERNATIONAL, INC.,	Case No. 8:13-bk-02892-KRM

Debtor.
/

INTERIM ORDER GRANTING DEBTOR’S EMERGENCY MOTION FOR
INTERIM AND FINAL ORDERS UNDER 11 U.S.C. §§ 105, 361, 362, 363(c), 364(c),
364(d)(1), 364(e) AND 507 AND FED. R. BANKR. P. 2002, 4001 AND 9014:
(I) AUTHORIZING THE DEBTOR TO OBTAIN POSTPETITION FINANCING
AND GRANT SENIOR LIENS AND SUPERPRIORITY ADMINISTRATIVE
EXPENSE STATUS; (II) AUTHORIZING THE DEBTOR TO USE CASH
COLLATERAL; (III) GRANTING ADEQUATE PROTECTION TO PREPETITION
SENIOR SECURED CREDITORS; AND (IV) SCHEDULING A FINAL
HEARING PURSUANT TO BANKRUPTCY RULES 2002, 4001 AND 9014
(Final Hearing Set for March 25, 2013, at 1:30 p.m.;
Deadline for Objections is March 21, 2013 at 5:00 p.m.)

THIS CASE came on for an initial hearing on March 13, 2013, at 3:00 p.m. (the “Interim Hearing”), on the Debtor’s Emergency Motion for Interim and Final Orders Under 11 U.S.C. §§ 105, 361, 362, 363(c), 364(c), 364(d)(1), 364(e) and 507 and Fed. R. Bankr. P. 2002, 4001 and 9014: (I) Authorizing the Debtor to Obtain Postpetition Financing and Grant Senior Liens and Superpriority Administrative Expense Status; (II) Authorizing the Debtor to Use Cash Collateral; (III) Granting Adequate Protection to Prepetition Senior Secured Creditors; and (IV) Scheduling a Final Hearing Pursuant to Bankruptcy Rules 2002, 4001 and 9014 [Doc. No. 25] (the “Motion”)1 filed by Biovest International, Inc. (“Biovest” or the “Debtor”), for the entry of an order:

1	Unless otherwise indicated, capitalized terms used in this Interim Order shall have the meaning ascribed to such terms in the Motion.

(A)           authorizing the Debtor to borrow up to an aggregate principal amount of $5,675,000.00 of senior secured and superpriority basis financing (the “DIP Facility”) from (i) Corps Real, LLC and (ii) PSource Structured Debt Limited (“PSource”), Valens U.S. SPV I, LLC (“Valens U.S.”), Valens Offshore SPV I, LTD. (“Valens Offshore I”), Valens Offshore SPV II, CORP. (“Valens Offshore II”), Laurus Master Fund, Ltd. (In Liquidation) (“Laurus”), and Calliope Corporation (“Calliope” and together with PSource, Valens U.S., Valens Offshore I, Valens Offshore II, and Laurus, collectively, the “LV Lenders”, and together with Corps Real, LLC, individually a “DIP Lender” and collectively the “DIP Lenders”), in accordance with the terms of the Motion and the Debtor-In-Possession Credit and Security Agreement attached to the Motion as Exhibit A (as amended, modified and in effect from time to time, the “Credit Agreement”);

(B)           authorizing the Debtor to execute the Credit Agreement and such other documents, instruments and agreements as may be required by the Credit Agreement (collectively, the “DIP Loan Documents”) and perform all such other and further acts as may be necessary or appropriate in connection therewith;

(C)           authorizing the Debtor, under Section 364 of the Bankruptcy Code, to obtain postpetition financing and incur postpetition indebtedness under the DIP Facility (the “DIP Loan Obligations”), which financing and indebtedness due and owing by the Debtor to the DIP Lenders shall be secured by liens on and security interests in all property of the Debtor pursuant to Sections 364(c)(2) and  364(d)(1) of the Bankruptcy Code, which liens and security interests shall be senior to all prepetition and postpetition liens on property of the Debtor;

(D)           authorizing the Debtor to grant to the DIP Lenders, in accordance with Section 364(c)(1) of the Bankruptcy Code, a superpriority administrative expense claim having priority over any and all administrative expenses of and priority claims against the Debtor, subject only to the Carve-Out and the Permitted Liens, as further described in the Motion;

(E)          authorizing a dollar-for-dollar roll-up of the Corps Real Additional Secured Advance;

(F)          authorizing the Debtor to (i) use Cash Collateral, in which the Pre-Petition Lenders (as hereinafter defined) have an interest, pursuant to Sections 361, 362 and 363 of the Bankruptcy Code, and (ii) provide adequate protection to the Pre-Petition Lenders in the form of the Replacement Liens;

(G)          modifying and, to the extent necessary, lifting the automatic stay imposed by Section 362 of the Bankruptcy Code to the extent necessary to permit the DIP Lenders and the Debtor to implement the terms of the Motion, the DIP Loan Documents and the Financing Orders;

(H)          scheduling a final hearing pursuant to Bankruptcy Rule 4001 with respect to the relief requested in the Motion for this Court to consider the entry of the Final Order (as hereinafter defined); and

(I)           granting the Debtor such other and further relief as the Court deems necessary, appropriate, equitable, proper, and consistent with the terms of the Motion.

The Court having considered the Motion, together with the DIP Loan Documents; finding, in accordance with Rule 400l of the Bankruptcy Rules that due and proper notice of the Motion was given under the circumstances; having considered all pleadings filed with the Court and all of the proceedings held before the Court; and after due deliberation and consideration of all matters, including the argument of counsel at the Interim Hearing, and good and sufficient cause appearing therefor, finds and concludes as follows:2

2	Findings of fact shall be construed as conclusions of law, and conclusions of law shall be construed as findings of fact, pursuant to Bankruptcy Rule 7052.

A.            On March 6, 2013 (the “Petition Date”), Biovest filed with this Court a voluntary petition for relief under Chapter 11 of the Bankruptcy Code.

B.            Since the Petition Date, Biovest has continued to operate its business and manage its properties as a debtor-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.

C.            No official committee of unsecured creditors or equity security holders (a “Committee”) has been appointed in this case.

D.           This Court has jurisdiction to consider the Motion pursuant to 28 U.S.C. §§ 157(b) and 1334.  The subject matter of the Motion is a core proceeding pursuant to 28 U.S.C. § 157(b)(2). Venue is proper in this district pursuant to 28 U.S.C. §§ 1408 and 1409.  The statutory predicates for the relief sought in the Motion are Sections 105, 363 and 364 of the Bankruptcy Code, Rules 4001(b) and (c) of the Bankruptcy Rules, and Rule 2081-1(e) of the Local Rules of the Court (the “Local Rules”).

E.           The Debtor has filed with the Court (i) its Plan of Reorganization of Biovest International, Inc. Under Chapter 11 of Title 11, United States Code dated as of March 6, 2013 (including all exhibits thereto, the “Plan”) [Doc. No. 16], and (ii) its Disclosure Statement for Plan of Reorganization of Biovest International, Inc. Under Chapter 11 of Title 11, United States Code dated as of March 6, 2013 [Doc. No. 42], which Plan has been approved as to form and substance by the DIP Lenders.

F.           Before the Petition Date, Biovest and the LV Lenders, as pre-petition lenders (the “Laurus/Valens Pre-Petition Lenders”), entered into various loan documents (collectively, the “Laurus/Valens Pre-Petition Loan Documents”) in connection with a loan restructuring (the “Restructuring”) that was effectuated pursuant to the November 17, 2010 consummation of the First Amended Joint Plan of Reorganization filed by Biovest and its wholly-owned subsidiaries in their Chapter 11 cases previously filed with this Court, captioned In re: Accentia Pharmaceuticals, Inc., et al., Case No. 8:08-bk-17795 KRM (jointly administered).

G.           In connection with the Restructuring, Biovest also issued to Corps Real, LLC a $3,000,000.00 secured promissory note (the “CR Restructuring Indebtedness”).  On December 3, 2012, Biovest executed an additional secured promissory note to Corps Real, LLC pursuant to which Corps Real, LLC provided Biovest with a revolving line of credit in the principal amount of $1,500,000.00 (the “CR LOC Indebtedness”).  Pursuant to an Amended and Restated Subordination Agreement among Corps Real, LLC and the LV Lenders (the “Subordination Agreement”), the Laurus/Valens Pre-Petition Indebtedness (as hereinafter defined) is subordinated to the CR Restructuring Indebtedness and the CR LOC Indebtedness.

H.           On March 5, 2013, Corps Real, LLC advanced to Biovest an additional $325,000.00 (the “Additional CR Indebtedness” and, with the CR Restructuring Indebtedness and the CR LOC Indebtedness, collectively referred to herein as the “CR Pre-Petition Indebtedness”; the loan documents evidencing the CR Pre-Petition Indebtedness are referred to herein as the “CR Pre-Petition Loan Documents” which, together with the Laurus/Valens Pre-Petition Loan Documents, collectively are referred to herein as the “Pre-Petition Loan Documents”), which Additional CR Indebtedness is evidenced by a secured promissory note in such amount.

I.           Pursuant to the Pre-Petition Loan Documents, all obligations of Biovest to Corps Real, LLC and  the Laurus/Valens Pre-Petition Lenders (collectively, the “Pre-Petition Lenders”) of any kind or nature whatsoever under the Pre-Petition Loan Documents are secured by a first priority blanket security interest in all of Biovest’s property and assets (the “Pre-Petition Collateral”), subject to the Subordination Agreement.

J.           Biovest admits (which admission shall not be binding upon any creditor or stockholder of the Debtor, any Committee or other party in interest in this case, or any trustee who may be subsequently appointed in this case, except as provided in paragraph 21 below) that it is truly and justly indebted to the Pre-Petition Lenders under the Pre-Petition Loan Documents without defense, counterclaim or offset of any kind, and that as of the Petition Date, such liability to the Pre-Petition Lenders was, including interest, fees and charges, in the aggregate amount of approximately (but not less than) $38,137,917.00 (the “Pre-Petition Indebtedness” and, together with the DIP Loan Obligations, collectively referred to herein as the “Indebtedness”), with approximately $32,719,423.00 owed to the Laurus/Valens Pre-Petition Lenders (the “Laurus/Valens Pre-Petition Indebtedness”) and approximately $5,418,494.00 owed to Corps Real, LLC.  In consideration for the post-petition financing to be made available under the terms of this Interim Order and the final order granting the Motion, which order shall be acceptable to the DIP Lenders (the “Final Order”), Biovest hereby waives and releases any and all claims and causes of action it has or may have against the Pre-Petition Lenders and their respective directors, officers, employees, affiliates, agents, representatives, successors, and assigns.  The provisions of this paragraph J constitute a stipulation by Biovest and shall become a finding by the Court (but shall not be binding upon any creditor or stockholder of the Debtor, any Committee or other party in interest in this case, or any trustee who may be subsequently appointed in this case, except as provided in paragraph 21 below).

K.           Biovest further admits (which admission shall not be binding upon any creditor or stockholder of the Debtor, any Committee or other party in interest in this case, or any trustee who may be subsequently appointed in this case, except as provided in paragraph 21 below) that by reason of the Pre-Petition Loan Documents, (i) the Pre-Petition Indebtedness is secured by valid, properly perfected, enforceable and non-avoidable liens and security interests granted by Biovest to the Pre-Petition Lenders upon and in all of the Pre-Petition Collateral, and (ii) the liens held by the Pre-Petition Lenders securing the Pre-Petition Indebtedness are senior to all other security interests in the Pre-Petition Collateral. The provisions of this paragraph K constitute a stipulation by Biovest and shall become a finding of the Court (but shall not be binding upon any creditor or stockholder of the Debtor, any Committee or other party in interest in this case, or any trustee who may be subsequently appointed in this case, except as provided in paragraph 21 below).

L.           Biovest represents that: (i) it is unable to operate by using only Cash Collateral and, therefore, an immediate and critical need exists for Biovest to obtain the DIP Facility; (ii) the interim financing authorized hereunder is vital to avoid immediate and irreparable harm to Biovest’s estate and to allow the orderly continuation of Biovest’s business; (iii) without the DIP Facility, Biovest will not be able to confirm and consummate the Plan; (iv) the ability of Biovest to obtain the DIP Facility is vital to the preservation and maintenance of the going concern value of Biovest’s assets; and (v) the incurrence of new indebtedness for borrowed money and other financial accommodations afforded by the DIP Facility are in the best interests of Biovest and its creditors and estate.

M.           Biovest represents that it has made substantial efforts to obtain a postpetition loan from numerous third party lenders on terms equal to or better than the DIP Facility.  Biovest further represents that it is unable to obtain a postpetition loan (i) from any source other than the DIP Lenders, (ii) in the form of unsecured credit or unsecured debt allowable under Section 503(b)(1) of the Bankruptcy Code as an administrative expense pursuant to Section 364(a) or (b) of the Bankruptcy Code or as a secured debt as described in Section 364(c)(2) or (3) of the Bankruptcy Code, and (iii) unless Biovest grants the DIP Lenders senior first priority liens on and security interests in the Collateral (as defined in the Credit Agreement) pursuant to Section 364(d) of the Bankruptcy Code and a superpriority administrative expense claim pursuant to Section 364(c)(1) of the Bankruptcy Code, subject to the terms of this Interim Order and the DIP Loan Documents.

N.           The DIP Lenders have agreed to provide interim financing pursuant to this Interim Order, all on the terms and subject to the conditions set forth in this Interim Order and in the DIP Loan Documents and a finding by the Court that such financing is essential to Biovest and its estate and creditors.

O.           The terms of the DIP Loan Documents are more favorable to Biovest than those available from alternative sources.  Based upon the record before the Court, the use of Cash Collateral, the DIP Loan Documents and the terms of this Interim Order have been negotiated in good faith and at arm’s-length between Biovest and the DIP Lenders.  Any and all financial accommodations made to Biovest by the DIP Lenders pursuant to this Interim Order and the other DIP Loan Documents shall be deemed to have been extended by the DIP Lenders in good faith, as that term is used in Section 364(e) of the Bankruptcy Code, and the DIP Lenders shall be entitled to all protections afforded thereby.

P.           Notice of the Interim Hearing and the proposed entry of this Interim Order has been provided to the U.S. Trustee, the DIP Lenders and their counsel, the Debtor’s twenty (20) largest unsecured creditors, and certain other parties as listed in the Motion, including the Securities and Exchange Commission.  Under these urgent circumstances, requisite notice of the Motion and the relief requested thereby and in this Interim Order has been given in accordance with Rule 4001 of the Bankruptcy Rules and Rule 2081-1(e) of the Local Rules, which notice is sufficient for all purposes and no other notice need be given for entry of this Interim Order.

Q.           The terms of the use of Cash Collateral, the DIP Loan Documents, this Interim Order, and the DIP Facility are fair and reasonable under the circumstances, reflect the Debtor’s exercise of prudent business judgment consistent with its fiduciary duties and are supported by reasonably equivalent value and fair consideration.

Accordingly, it is ORDERED:

1.           The Motion is granted on an interim basis on the terms and conditions set forth in this Interim Order, and all objections to the Motion are overruled.  This Interim Order shall be valid and binding on all parties in interest, and fully effective immediately upon entry.

2.           Biovest is expressly authorized and empowered to (i) use Cash Collateral, (ii) borrow up to $700,000.00 from the DIP Lenders until the Final Hearing (as hereinafter defined) on the terms and conditions set forth in the DIP Loan Documents; (iii) execute and deliver to the DIP Lenders all the DIP Loan Documents; and (iv) perform its obligations under the DIP Loan Documents in accordance with the terms thereof, subject in all events to the terms of this Interim Order and the Final Order.

3.           Subject to the entry of the Final Order, the DIP Loan Documents are approved in all respects.

4.           Biovest may use the Cash Collateral and proceeds of the DIP Facility solely to pay the expenses set forth in the approved budget attached hereto as Exhibit A (the “Budget”) and otherwise solely in accordance with the terms and conditions of the DIP Loan Documents and this Interim Order.

5.           The DIP Loan Obligations shall bear interest at the rate of 16% per annum.

6.           Notwithstanding anything in this Interim Order to the contrary, the Pre-Petition Lenders’ consent to the use of Cash Collateral and the DIP Facility shall immediately and automatically terminate (except as the DIP Lenders may otherwise agree in writing in their sole discretion), and all obligations owed under the DIP Loan Documents shall immediately be due and payable, upon the Termination Date (as defined in the Credit Agreement).

7.           The Motion is set for a final hearing on March 25, 2013, at 1:30 p.m. (the “Final Hearing”) in this Court.  This Interim Order shall constitute adequate and sufficient notice of the Final Hearing.

8.           Objections to the Motion, this Interim Order or the entry of the Final Order shall be in writing, shall be filed with the Clerk of the Bankruptcy Court and shall be served on counsel for Biovest, counsel for the DIP Lenders and all parties on the Local Rule 1007(d) Parties in Interest List for this case by no later than March 21, 2013, at 5:00 p.m., Eastern Standard Time (the “Objection Deadline”).  Any such objections not filed by the Objection Deadline shall be deemed waived.  This Interim Order shall constitute adequate and sufficient notice of the Objection Deadline.

9.             Subject to this Interim Order, the DIP Loan Documents and all indebtedness incurred thereby constitute valid, binding obligations of Biovest, enforceable against Biovest in accordance with their terms.  Except as set forth in the Final Order, the rights, remedies, powers, privileges, liens, and priorities of the DIP Lenders provided for in this Interim Order and in the DIP Loan Documents shall not be modified, altered or impaired in any manner by any subsequent order (including a confirmation order, an order approving an asset sale under Section 363 of the Bankruptcy Code or otherwise) or by any plan of reorganization or liquidation in this Chapter 11 case or in any subsequent case under the Bankruptcy Code unless the DIP Loan Obligations have been paid indefeasibly in full in cash or otherwise satisfied on terms and conditions acceptable to the DIP Lenders in their sole and absolute discretion.

10.           In consenting to the use of Cash Collateral and deciding to make advances and to extend other financial accommodations to Biovest under the DIP Loan Documents or to collect the DIP Loan Obligations of Biovest, the DIP Lenders shall not (i) have liability to any third party nor shall they be deemed to be in control of Biovest’s operations or to be acting as a “controlling person,” “responsible person” or “owner or operator” with respect to Biovest’s operation or management (as such terms, or any similar terms, are used in the Internal Revenue Code, the Unites States Comprehensive, Environmental Response, Compensation and Liability Act as amended, or any similar federal or state statute), or owe any fiduciary duty to Biovest, its creditors or estate, and (ii) the DIP Lenders’ relationship with Biovest shall not constitute nor be deemed to constitute a joint venture or partnership with Biovest.

11.           Subject to the terms of this Interim Order, Biovest is authorized and directed to take and effect all actions, and to execute and deliver all agreements, instruments and documents, required or necessary for its performance under the DIP Loan Documents.

12.           As security for the DIP Loan Obligations, the DIP Lenders shall be, and hereby are, granted, effective immediately and without the necessity of the execution by Biovest of financing statements, deposit account control agreements, security agreements, or otherwise, in accordance with Section 364(d)(1) of the Bankruptcy Code, a valid and perfected first priority, senior lien on and security interest in the Collateral (the “DIP Facility Liens”); provided however, that, for purposes of this Interim Order, the Collateral shall specifically not include any and all claims, causes of action or rights arising under Chapter 5 of the Bankruptcy Code, including Sections 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code, and all proceeds or recoveries therefrom.  The security interests and liens granted to the DIP Lenders shall not be made on a parity with, or subordinated to, any other security interest or lien under Section 364(d) of the Bankruptcy Code or otherwise.

13.           As adequate protection for Biovest’s use of the Cash Collateral, the Pre-Petition Lenders hereby are granted, pursuant to Sections 361, 363 and 552(b) of the Bankruptcy Code, valid, binding, enforceable and perfected additional and replacement liens (the “Adequate Protection Liens”) in all property of Biovest’s estate, including the Collateral, to the extent of any diminution in value of the Pre-Petition Lenders’ interests in the Pre-Petition Collateral occurring subsequent to the Petition Date.  The Adequate Protection Liens shall enjoy the same validity and extent as the liens the Pre-Petition Lenders held on the Petition Date.  The Adequate Protection Liens are subject only to the Carve-Out (as defined in paragraph 17), and (iii) the DIP Facility Liens.

14.           If, notwithstanding the provision of the Adequate Protection Liens, such Adequate Protection Liens do not provide adequate protection of the Pre-Petition Lenders’ interests in the Pre-Petition Collateral, the Pre-Petition Lenders shall have a claim allowed under Sections 507(a)(2) and 507(b) of the Bankruptcy Code (the “Section 507(b) Claim”) and, except with respect to being subordinated to the Carve-Out, such Section 507(b) Claim shall be entitled to priority over every other claim allowable under such Section 507(a)(2).

15.           Subject to the entry of the Final Order, and except as expressly provided in this Interim Order, no expenses of administration of this Chapter 11 case or any future proceeding or case which may result therefrom, including, without limitation, liquidation in bankruptcy or other proceedings under the Bankruptcy Code, or other administrative claims, including, without limitation, fees and expenses of professionals, shall be charged against the Collateral under Section 506(c) of the Bankruptcy Code or otherwise and nothing in this Interim Order, the DIP Loan Documents or the Budget shall be deemed or construed as consent by the DIP Lenders or the Pre-Petition Lenders to the imposition of any costs or expense of administration or other charge, fees, liens, assessment or claim against the DIP Lenders or the Pre-Petition Lenders, their claims or collateral under Section 506(c) of the Bankruptcy Code or otherwise.

16.           Subject to the Carve-Out defined and described in paragraph 17, effective upon entry of this Interim Order, the DIP Loan Obligations shall constitute, in accordance with Section 364(c)(1) of the Bankruptcy Code, claims against Biovest in its Chapter 11 case which are administrative expense claims having the highest administrative priority over any and all administrative expenses, whenever arising, of the kind specified in any provision of the Bankruptcy Code, including, but not limited to, Sections 105, 326, 328, 330, 331, 363, 364, 503, 506, 507, 546, 726, 1113 or 1114 of the Bankruptcy Code.  No costs or administrative expenses which have been or may be incurred in this Chapter 11 case or in any subsequent case under Chapter 7 of the Bankruptcy Code as a result of a conversion pursuant to Section 1112 of the Bankruptcy Code, and no priority claims, are or will be prior to or on a parity with the claims of the DIP Lenders with respect to the DIP Loan Obligations.  No other claim having a priority superior to or pari passu with that granted by this Interim Order to the DIP Lenders shall be granted in respect of Biovest while any portion of the DIP Loan Obligations remains outstanding.

17.           All liens and claims of the Pre-Petition Lenders and/or the DIP Lenders including, but not limited to, the Adequate Protection Liens, the DIP Facility Liens, the superpriority claims, and the Section 507(b) Claim shall be subject to (a) the payment of any unpaid fees payable pursuant to 28 U.S.C. § 1930 (including, without limitation, fees under 28 U.S.C. § 1930(a)(6)), (b) the fees due to the Clerk of the Court (c) the actual fees and expenses incurred by professionals for the period prior to the occurrence of the Termination Date (for which written email notice has been provided to Biovest and its counsel), provided such professionals were retained by an order of the Court entered pursuant to Sections 327 or 1103(b) of the Bankruptcy Code, and provided such fees and expenses are within the amounts set forth in the Budget and are subsequently allowed by the Bankruptcy Court under Sections 330 and 331 of the Bankruptcy Code, and (d) the payment, following the occurrence of any Termination Date which is not waived by the DIP Lenders, and for which the DIP Lenders have provided written notice, of allowed professional fees and disbursements incurred after notice of such Termination Date by all professionals retained in this case, pursuant to Sections 327, 328 or 1103(a) of the Bankruptcy Code, in an aggregate amount not to exceed $200,000.00, provided that such amounts are (i) allowed by the Court, and (ii) not otherwise paid from any unused portion of any retainers or unused amounts for payments to professionals set forth in the Budget (the “Carve-Out”). Prior to receiving written notice of a Termination Date, Biovest shall be authorized to pay the estate’s professionals their incurred fees and expenses (subject to the Budget and allowance, but whenever allowed) from the Cash Collateral and the DIP Facility.

18.           Notwithstanding anything herein or in the DIP Loan Documents to the contrary, no Cash Collateral, no loans or advances made pursuant to the DIP Loan Documents and no proceeds of the Collateral (including the Carve-Out) may be used by Biovest or any other person or entity (including, without limitation, a Committee) to object to or contest in any manner, or raise any defenses to, the validity, extent, perfection, priority or enforceability of the Indebtedness or any liens or security interests with respect thereto or any other rights or interests of the DIP Lenders or the Pre-Petition Lenders, or to assert any claims or causes of action against the DIP Lenders or the Pre-Petition Lenders.

19.           The DIP Lenders shall not be required to enter into a deposit account control agreement or file financing statements, notices of lien or similar instruments in any jurisdiction or effect any other action to attach or perfect the security interests and liens granted under this Interim Order or the DIP Loan Documents.  Notwithstanding the foregoing, the DIP Lenders may, in their sole discretion, enter into a deposit account control agreement, file such financing statements, notices of lien or similar instruments or otherwise confirm perfection of such liens and security interests without seeking modification of the automatic stay under Section 362 of the Bankruptcy Code and all such documents shall be deemed to have been filed or recorded at the time and on the date of entry of this Interim Order.

20.           Biovest hereby: (a) releases and discharges the Pre-Petition Lenders and all of their affiliates, agents, attorneys, officers, directors and employees from any and all claims and causes of action arising out of, based upon or related to, in whole or in part, any of the Pre-Petition Loan Documents, any aspect of the pre-petition relationship between the Pre-Petition Lenders, on the one hand, and Biovest, on the other hand, or any other acts or omissions by the Pre-Petition Lenders in connection with any of the Pre-Petition Loan Documents or the Pre-Petition Lenders’ pre-petition relationship with Biovest; (b) waives any and all claims, defenses (including, without limitation, offsets and counterclaims of any nature or kind) as to the validity, perfection, priority, enforceability, subordination and avoidability (under Sections 510, 544, 545, 547, 548, 550, 551, 552 or 553 of the Bankruptcy Code or otherwise) of the Pre-Petition Indebtedness and the security interests in and liens on the Pre-Petition Collateral in favor of the Pre-Petition Lenders; and (c) agrees, without further Court order and without the need for the filing of any proof of claim, to the allowance of the pre-petition claims of the Pre-Petition Lenders pursuant to Sections 502 and 506 of the Bankruptcy Code on account of the Pre-Petition Indebtedness as fully secured claims in the amounts set forth in Paragraph J.  The provisions of this paragraph 20 shall not be binding upon any creditor or stockholder of the Debtor, any Committee or other party in interest in this case, or any trustee who may be subsequently appointed in this case, except as provided in paragraph 21 below.

21.           The Court makes no determination at this time as to the extent, priority, or validity of any security interest held by or the obligations owed to the Pre-Petition Lenders prior to the Petition Date, and any creditor or stockholder of the Debtor or any Committee or other party in interest in this case (excluding the Debtor) reserves all rights, defenses and claims with respect to the foregoing.  Notwithstanding anything to the contrary contained in this Interim Order, no creditor or stockholder of the Debtor or any Committee or other party in interest in this case (excluding the Debtor) shall be deemed to have waived any right to challenge the extent, validity or priority of the liens of the Pre-Petition Lenders; provided, however, that any such challenge shall be filed with this Court by way of an adversary proceeding by no later than April 15, 2013.  In the event such adversary proceeding is not filed with this Court by April 15, 2013, the provisions of this Interim Order, including, without limitation, paragraph 20 and the Debtor’s stipulations in this Interim Order, including, without limitation, paragraphs J and K, shall become final and binding for all purposes upon the Debtor’s estate, any creditor or stockholder of the Debtor, any Committee or other party in interest in this case, or any trustee who may be subsequently appointed in this case.

22.           Notwithstanding the occurrence of an Event of Default under the DIP Loan Documents or anything herein, all of the rights, remedies, benefits and protections provided to the DIP Lenders under this Interim Order and the DIP Loan Documents shall survive the termination of any obligation of the DIP Lenders to make loans and advances under the DIP Loan Documents.

23.           The provisions of this Interim Order shall be binding upon and inure to the benefit of the DIP Lenders, Biovest, and their respective successors and assigns.  This Interim Order shall bind any trustee or other responsible person or officer hereafter appointed or elected for the estate of Biovest, whether in this Chapter 11 case or in the event of the conversion of the Chapter 11 case to a case under Chapter 7 of the Bankruptcy Code.  Such binding effect is an integral part of this Interim Order.

24.           Unless and to the extent otherwise agreed to by the DIP Lenders or as otherwise required by applicable law, and as otherwise provided in the Plan, the DIP Loan Obligations will not be discharged by the entry of an order confirming a plan of reorganization in this Chapter 11 case or the granting of any discharge to Biovest.

25.           No failure or delay on the part of the DIP Lenders in exercising any right, power or privilege provided for in this Interim Order or the DIP Loan Documents shall operate as a waiver thereof.  This Interim Order shall not be deemed or construed in any way as a waiver or relinquishment of any rights the DIP Lenders may have to bring or be heard on any matter brought before this Court.

26.           Without limiting the rights of access and information afforded the DIP Lenders under the DIP Loan Documents, Biovest shall permit representatives, agents and/or employees of the DIP Lenders to have reasonable access to Biovest’s premises and records during normal business hours (without unreasonable interference with the proper operation of Biovest’s business) and shall cooperate, consult with and provide to such persons all such non-privileged information as they may reasonably request.

27.           If any or all of the provisions of this Interim Order or the DIP Loan Documents are hereafter modified, vacated, amended or stayed by subsequent order of this Court or any other court, such modification, vacatur, amendment or stay shall not affect the validity of any obligation to the DIP Lenders that is or was incurred prior to the effective date of such modification, vacatur, amendment or stay, or the validity and enforceability of any security interest, lien or priority authorized or created by this Interim Order or the DIP Loan Documents and, notwithstanding any such modification, vacatur, amendment or stay, any obligations of Biovest pursuant to this Interim Order or the DIP Loan Documents arising prior to the effective date of such modification, vacatur, amendment or stay shall be governed in all respects by the original provisions of this Interim Order and the DIP Loan Documents, and the validity of any such credit extended or security interest or lien granted pursuant to this Interim Order or the DIP Loan Documents is subject to the protection accorded the DIP Lenders under Section 364(e) of the Bankruptcy Code.

28.           This Interim Order constitutes findings of fact and becomes enforceable immediately upon entry.

29.           To the extent any of the DIP Loan Documents conflict with this Interim Order, the terms of this Interim Order shall control.

30.           Counsel for the Debtor is directed to serve a copy of this Interim Order on all parties on the Local Rule 1007(d) Parties in Interest List for this case and all parties served with the Motion within one (1) day after the entry of this Interim Order and thereafter to file a certificate of service with the Court.

DONE and ORDERED in Chambers at Tampa, Florida on March 14, 2013.

/s/ K. Rodney May
K. Rodney May
United States Bankruptcy Judge